SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) is made this 18th day of October 2010 by and between Adrenalina, Inc., of P.O. Box 1740, Hallandale Beach, Florida 33008 (hereinafter "Adrenalina"); Extreme Publishing LLC  of P.O. Box 1740, Hallandale Beach, Florida 33008  (hereinafter “Extreme”); Liquid Publishing LLC, of P.O. Box 1740, Hallandale Beach, Florida 33008  (hereinafter “Liquid”) Adrenalina Films LLC of P.O. Box 1740, Hallandale Beach, Florida 33008  (hereinafter “Films”)  Indika LLC of P.O. Box 1740, Hallandale Beach, Florida 33008  (hereinafter “Indika”) Miami Music and Records LLC of P.O. Box 1740, Hallandale Beach, Florida 33008  (hereinafter “Miami”) and Time Code Productions LLC of P.O. Box 1740, Hallandale Beach, Florida 33008  (hereinafter “Time”) (Extreme, Liquid, Films, Indika, Miami and Time are collectively referred to as the “Subsidiaries”), Very Awesome Media Group, Inc., a Florida corporation, of P.O Box 1740 Hallandale, Florida  33008 (“VAMG”),  Ilia Lekach, an individual residing at 137 Golden Beach Drive, Golden Beach, Florida  33160 (“Lekach”), and Enable Growth Partners, LP (“EGP”),  Enable Opportunity Partners, L.P., (“EOP”) and Pierce Diversified Strategy Master Fund, LP. (“PDS” and, collectively with EGP and EOP, “Enable”).

WITNESSETH

Whereas, Adrenalina on or about 29th day of November 2007, issued senior secured convertible debentures and warrants in the amount of Three Million ($3,000,000.00) Dollars and respectively to EGP and EOP; and

Whereas, Adrenalina on or about 28th day of February 2008, issued senior secured convertible debentures and warrants in the amount of Two Million Five Hundred Thousand ($2,500,000.00) Dollars and respectively to EGP, EOP and PDS; and

Whereas, Adrenalina on or about 22nd day of July 2008 issued warrants in the amount of Eighty Three Thousand Three Hundred Thirty Four ($83,334.0)) Dollars to EGP; and

Whereas, on 22nd day of August 2008, issued senior secured convertible debentures and warrants in the amount of One Million ($1,000.000.00) Dollars and respectively to EGP (the senior secured convertible debentures described in the preceding “Whereas” clauses herein are hereinafter collectively referred to as the “Debentures” and the warrants described in the preceding “Whereas” clauses herein are hereinafter collectively referred to as the “Warrants”) and

Whereas, in connection with the Debentures, Adrenalina, its Subsidiaries and Enable entered into that certain Security Agreement, dated as of November 29, 2007 (as amended and/or supplemented from time to time, the “Security Agreement”) in which each Debtor granted a Security Interest in the Collateral (as such terms are defined in the Security Agreement) to Enable; and

Whereas, in connection with the Debentures issued in August 2008, Lekach entered into that certain Individual Guarantee, dated as of August 22, 2008 (the “Personal Guarantee”), in favor of Enable with respect to the Indebtedness of the Borrower (as such terms are defined in the Personal Guarantee); and

Whereas, Adrenalina and VAMG entered into a Stock Sale Agreement, dated October 26, 2009 (“Stock Sale Agreement”), pursuant to which, among other things, Adrenalina transferred 100% of its interest in Liquid, Extreme, Miami and Films (collectively, the “Transferred Subs”) to VAMG, Adrenalina transferred 100% of its interest in The Adrenalina TV Show to Liquid, and Adrenalina agreed to provide accounting and administrative services to VAMG for three years in exchange for a monthly payment equal 5% of the revenue of the Transferred Subs (with a minimum payment of $1,000), which is payable by VAMG to Enable (“Enable Payment Right”).

Whereas, in connection with the Debentures issued in August 2008, the Subsidiaries entered into that certain Guarantee, dated as of August 22, 2008 (the “Subsidiary Guarantee”), in favor of Enable with respect to the Indebtedness of the Borrower (as such terms are defined in the Subsidiary Guarantee); and

Whereas, Adrenalina has failed to repay the Debentures and desires to reach a amicable settlement with Enable regarding the satisfaction of the Debentures, their cancellation, the termination of the warrants and the release of all collateral provided to Enable; and

Whereas, Enable is agreeable to a satisfaction of the Debentures, their cancellation, the termination of the Warrants and the release of all collateral provided by Adrenalina or its principals to Enable, including the Personal Guarantee and Subsidiary Guarantee, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Recitals.       The above recitals are true and correct in all material respects.

2.           Consideration.

2.1           In consideration for Enable agreeing to satisfy the Debentures and their cancellation, the release and termination of the Warrants and release all liens and encumbrances on the properties of Adrenalina and its principals and the Personal Guarantee executed and delivered by Lekach and the Subsidiary Guarantee executed and delivered by the Subsidiaries, Adrenalina agrees to pay Enable and Enable agrees to accept from Adrenalina the sum of Four Hundred Thousand ($400,000.00) Dollars (“the Settlement Amount”) in full settlement of the Debentures, all accrued interest, late charges, costs, attorneys’ fees and such other monetary sums which may or could be owing under the terms of the Debentures and/or the Warrants and any and all documents executed in connection therewith.

2.2        Adrenalina shall pay Enable the Settlement Amount in the following manner:

2.2.1       The sum of Two Hundred Thousand ($200,000.00) Dollars by wire transfer on the date hereof;

2.2.2       The sum of Thirty Three Thousand Three Hundred Thirty Three 33/100 ($33,333.33) Dollars by wire transfer on or before October 31, 2010;

2.2.3       The sum of Thirty Three Thousand Three Hundred Thirty Three 33/100 ($33,333.33) Dollars by wire transfer on or before November 30, 2010;

2.2.4       The sum of Thirty Three Thousand Three Hundred Thirty Three 33/100 ($33,333.33) Dollars by wire transfer on or before December 31, 2010;

2.2.5       The sum of Thirty Three Thousand Three Hundred Thirty Three 33/100 ($33,333.33) Dollars by wire transfer on or before January 31, 2011;

2.2.6       The sum of Thirty Three Thousand Three Hundred Thirty Three 33/100 ($33,333.33) Dollars by wire transfer on or before February 28, 2011; and

2.2.7       The sum of Thirty Three Thousand Three Hundred Thirty Three 35/100 ($33,333.35) Dollars by wire transfer on or before March 31, 2011.

2.2.8       With respect to each payment required by this Section 2.2, Adrenalina will pay 85% of the payment amount to EGP, 10% of the payment amount to EOP and 5% of the payment amount to PDS and shall deliver such payments by wire transfer to EGP, EOP and PDS, respectively, on the applicable payment date pursuant to the wire transfer instructions in Section 2.4.

2.3           Adrenalina shall be in default under this Agreement if any payment under this Agreement is not received within five (5) days of its due date.  The failure of Adrenalina to make any of the required payments on its due date shall cancel and terminate this Agreement and Enable shall retain all rights and remedies under the Debentures, the Warrants and all of the executed documents related to or in any manner connected with the Debentures and the Warrants (including, without limitation, the Security Agreement, the Personal Guarantee and the Subsidiary Guarantee). For purposes of clarity, in the event of default in payment under this Agreement, (i) any amounts paid by Adrenalina to Enable pursuant to this Agreement shall be deemed to be payments of principal on the Debentures and shall be set off against the currently outstanding principal amount of the Debentures on a dollar-for-dollar basis, (ii) any amounts paid as described in the immediately preceding clause (i) shall have no affect on and shall not reduce any amounts for accrued interest, late charges, costs, attorneys’ fees and such other monetary sums which may or could be owing under the terms of the Debentures and/or the Warrants and any and all documents executed in connection therewith, (iii) there shall be no release of the collateral provided by Adrenalina or its principals or Subsidiaries to Enable pursuant to, without limitation, the Security Agreement, the Personal Guarantee and the Subsidiary Guarantee, (iv) the Warrants shall not terminate and shall continue pursuant to its terms and (v) the Enable Payment Right Termination shall not be effective.

2.4           Adrenalina shall make the required payments to Enable via wire transfer to the following account:

To EGP:

Bank of New York
ABA# 021000018
A/C Jefferies & Company, Inc.
A/C 890-000-7001
Further Credit to:
662-70205 Enable Growth Partners LP

To EOP:

Bank of New York
ABA# 021000018
A/C Jefferies & Company, Inc.
A/C 890-000-7001
Further Credit to:
662-70213 Enable Opportunity Partners LP

To PDS:

Bank of New York
ABA# 021000018
A/C Jefferies & Company, Inc.
A/C 890-000-7001
Further Credit to:
662-70225 Pierce Diversified Strategy Master Fund LLC

Additional information on Bank of New York:
The Bank of New York
One Wall Street
New York, NY 10286
Phone: 212.495.1784

3.           Deliveries.

3.1           Upon the parties executing of this Agreement, Enable, or the parties hereto, as applicable, shall execute and/or deliver to Weinstein Smith LLP of 420 Lexington Avenue, Suite 2620, New York, New York 10170-0002, attention John J. Hart (the “Escrow Agent”) to be held in escrow pursuant to the terms and conditions of an Escrow Agreement, dated as of the date hereof (the “Escrow Agreement”) by and among Adrenalina, Enable Capital Management (“Enable Capital) and the Escrow Agent, the following:

3.1.1       The Debentures, endorsed in blank shall be delivered to the Escrow Agent.

3.1.2       The Warrants, endorsed in blank and delivered to the Escrow Agent.

3.1.3       The Personal Guarantee and the Subsidiary Guarantee, delivered to the Escrow Agent.

3.1.4       Executed releases of all liens and encumbrances, in recordable form, from against or relating to any real or personal property, including tangible and intangible property belonging to, or in any way related to Adrenalina or its principals or Subsidiaries, as such lien releases shall be provided by Adrenalina to Enable.

3.1.5       A Release executed by Adrenalina, each of the Subsidiaries, VAMG and Lekach in favor of EGP, EOP and PDS, in the form attached hereto as Exhibit A.

3.2         Upon receiving notice (as further described in the Escrow Agreement) that Adrenalina has made all of the payments required in Section 2.2, the Escrow Agent shall release to Adrenalina all documents executed and delivered by Enable to the Escrow Agent.  Upon receiving notice (as further described in the Escrow Agreement) that Adrenalina has defaulted on the payments required in Section 2.2, the Escrow Agent shall release to Enable all documents executed and delivered by Enable to the Escrow Agent.

4.           Acknowledgement by Enable of Termination of Enable Payment Right.  On the terms and conditions set forth herein, and in consideration of the payment of the Settlement Amount by Adrenalina, Enable hereby consents to the termination of the Enable Payment Right under Section 4 of the Stock Sale Agreement and acknowledges that VAMG shall have no further obligation to pay any amounts to Enable pursuant to the Stock Sale Agreement (the “Enable Payment Right Termination”); provided, however, that the parties hereto acknowledge and agree that payment in full of the Settlement Amount in accordance with the terms of this Agreement shall be a condition precedent to the effectiveness of the Enable Payment Right Termination.

5.           Representations.

5.1.       Representations of Enable.

5.1.1       That Enable has good and marketable title to the Debentures and Warrants and holds same free and clear of all liens, security interests and encumbrances and that the joinder of no person, firm or corporation, other than Enable will be necessary to satisfy and release its rights under the Debentures and Warrants.

5.1.2       Enable has not transferred, conveyed, assigned, encumbered or otherwise disposed or convey any interest to any third party in the Debentures or Warrants.

5.1.3      That Enable is not now the subject of a pending, threatened or contemplated bankruptcy proceeding or an assignment for the benefit of its creditors.

5.1.4      That this Agreement and the documents to be executed and delivered by the Enable in connection with the consummation of this Agreement are and will be valid, binding and enforceable in accordance with their respective terms and conditions.

5.1.5      That the execution, delivery and performance by Enable of this Agreement is not precluded by, and will not violate, any provisions of any existing law, statute, rule or regulation or any judgment, order, decree, writ or injunction of any court, governmental department, commission, board, bureau, agency of instrumentality, and will not result in a breach of, or default under, any agreement, mortgage, contract, undertaking or other instrument or document to which Enable is a party or by which Enable is bound.

5.1.6      That there are no actions, suits or proceedings pending or threatened against, by or affecting the Enable and/or any other officer, director or shareholder of Enable, in any court or before any government agency relating to the ownership of, or Enable's ability to satisfy, release and discharge the Debentures and Warrants.

5.1.7       That Enable is validly formed and in good standing under the Laws of the state of its formation and that all necessary corporate actions have been taken in order to authorize the officers of Enable to enter into this Agreement and to perform each and every of the Enable's obligations hereunder.

5.1.8       [RESERVED]

5.1.9       Enable will execute such documents that may be required to fully transfer, terminate, satisfy, relinquish and otherwise convey to Adrenalina all of Enable’s rights and interest in and to the Debentures, Warrants and to release and terminate any and all rights in and to any and all property transferred as collateral and to terminate and release all the Personal Guarantee provided by Ilia Lekach and the Subsidiary Guarantee provided by the Subsidiaries.

5.2         Representations by Adrenalina

5.2.1       That this Agreement and the documents to be executed and delivered by Adrenalina in connection with the consummation of this Agreement are and will be valid, binding and enforceable in accordance with their respective terms.

5.2.2      That the execution, delivery and performance by Adrenalina of this Agreement is not precluded by, and will not violate, any provisions of any existing law, statute, rule or regulation in the state of its incorporation or any judgment, order, decree, writ or injunction of any court, governmental department, commission, board, bureau, agency or instrumentality, and will not result in a breach of, or default under, any agreement mortgage, contract, undertaking or other instrument or document to which Adrenalina is a party or by which Adrenalina is bound.

5.2.3       That there are no actions, suits or proceedings pending or threatened against, by or affecting the Adrenalina and/or any other officer, director or shareholder of Adrenalina, in any court or before any government agency which would limit or prevent Adrenalina’s performance of this Agreement.

5.2.4       That Adrenalina is validly formed and in good standing under the Laws of the state of its formation and that all necessary corporate actions have been taken in order to authorize the officers of Adrenalina to enter into this Agreement and to perform each and every of the Adrenalina's obligations hereunder.

5.2.5       Adrenalina will procure and produce at closing, an appropriate resolution authorizing the entering into of this transaction executed by the appropriate officers of the Adrenalina

5.2.6       That Adrenalina is not now the subject of a pending, threatened or contemplated bankruptcy proceeding or an assignment for the benefit of its creditors

6.           Notices.  All notices and other communications hereunder shall be in writing and shall be delivered (i) personally and evidenced by receipt thereof; or (ii) shall be sent by registered mail, certified mail, postage prepaid and return receipt requested; or (iii) Express Mail Service; or (iv) nationally utilized overnight delivery service, addressed to the parties set forth below; or (v) shall be sent by facsimile transmission (FAX) to the FAX numbers or by e mail  forth in the Contract and to the attention of the individuals as follows:

As to Enable:

Attention: Mitch Levine

Fax Number:    (415) 677-1580

E-Mail: mlevine@enablecapital.com

As to Escrow Agent:    Weinstein Smith LLP

Attention: John J. Hart

Phone Number:212-616-3007\

Fax Number:212-401-4741

E Mail: jhart@weinsteinsmith.com

As to Adrenalina:

Attention:CEO

Phone Number:954-454-9978

Fax Number:954-454-8782

E Mail:Michael@adrenalina.com

Any notice in accordance herewith shall be deemed received when delivery is received or refused, as the case may be, as indicated on the receipt; provided, Fax and e mail notices shall be deemed received when actually received by the party intending to be notified.

7.           Survival.  The representations and warranties set forth herein shall survive for 12 months following the execution of this Agreement.

8.           Parties Bound.  This Agreement shall be binding upon and inure to the benefit of Enable and Adrenalina, their respective heirs, personal representatives, successors and assigns.

9.           Assignment.  The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

10.         Governing Law.  The laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this Agreement.  The sole and only venue for any action or proceeding hereunder shall be the applicable courts of New York, New York.

11.         Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts.  If so executed, such counterparts shall, collectively constitute one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart bearing signatures of all the parties hereto.

12.         Entire Agreement.  This Agreement embodies the entire agreement of the parties with respect to the transaction herein contemplated, superseding all prior oral or written agreements.  Any amendments hereto shall be in writing and executed by the parties hereto.

13.         Attorneys’ Fees.  The prevailing party in any litigation, including appellate and bankruptcy proceedings, arising out of or relating to this Agreement or the transaction contemplated hereby shall be entitled to recover reasonable attorney's fees, paralegal fees and costs at all trial and appellate levels, from the non-prevailing party.

14.         Non-Recording and Confidentiality.  Neither this Agreement nor any memorandum thereof may be recorded in any public records, and the parties hereto agree to use best efforts to maintain the confidentiality of this Agreement and the transaction contemplated herein, including but not necessarily limited to each party’s employees, and to protect against disclosure of the terms of this Agreement or the release of copies hereof to any party not related to or not employed by the parties hereto.  This provision shall be ineffective in the event of any litigation arising from or relating to this Agreement and shall not prohibit disclosure of this Agreement or the terms thereof to the extent required by governmental authority.

15.         Time.  Each and every time period set forth in this Agreement shall be deemed to be "time of the essence".  It is understood that all payments are being delivered and paid by Federal wire transfer.  It is therefore agreed that in the event any Federal wire transfer, which has been initiated by Adrenalina at or prior to the payment date is delayed by reasons beyond the control of Adrenalina (provided that Adrenalina shall use reasonable best efforts to address and remedy such delay), that such delay shall not be deemed to be a default hereunder and during such delay period, the parties hereto shall take all reasonable efforts to cause their respective banking institutions to trace the cause of such delay in wire fund transfers and to insure that all funds are transferred on a reasonably timely basis by such banking institutions.

16.         Facsimile Signatures.  Facsimile signatures or emailed PDF versions of the parties affixed to this Agreement shall have the same force and effect as original signatures.

17.         No Construction Against Drafter.   All parties to this Agreement acknowledge and agree that each had input into the drafting of this Agreement.  Accordingly, all parties to this Agreement agree and acknowledge that in the event of a dispute, and in the event of any ambiguity found in this Agreement, no presumption shall arise against any party as the draftsmen of this instrument.

18.         Typewritten Or Handwritten Provisions.     Typewritten or handwritten provisions inserted in this form and acknowledged by the parties as evidenced by their initials shall control all printed provisions in conflict therewith.

19.         Further Documents. Adrenalina and/or Enable each agree to execute such other and further documents which may be requested or needed in furtherance of this Agreement.

20.         Holidays.    Wherever this Agreement  provides for a date, day or period of time on or prior to which action or events are to occur or not occur, and if such date, day or last day of such period of time falls on a Saturday, Sunday or legal holiday, then same shall be deemed to fall on the immediately following business day.

21.           Venue And Waiver Of Jury Trial.     Any actions brought with regard to this Agreement shall be, brought within the appropriate Court located in New York, New York. The parties hereto each hereby waive any right it or its successors or assigns may have to a jury trial in any litigation between parties arising out of or relating to this Agreement.  The parties hereto each acknowledge that this provision was a material inducement to their entering into this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Settlement Agreement as of the date first above written.

ADRENALINA, INC.

By:	_______________________________
Name:
Title:

INDIKA LLC

By:	_______________________________
Name:
Title:

TIME CODE PRODUCTIONS LLC

By:	_______________________________
Name:
Title:

VERY AWESOME MEDIA GROUP, INC.

By:	_______________________________
Name:
Title:

EXTREME PUBLISHING LLC

By:	_______________________________
Name:
Title:

LIQUID PUBLISHING LLC

By:	_______________________________
Name:
Title:

ADRENALINA FILMS LLC

By:	_______________________________
Name:
Title:

MIAMI MUSIC AND RECORDS LLC

By:	_______________________________
Name:
Title:

___________________________
Ilia Lekach

ENABLE GROWTH PARTNERS LP

By:	_______________________________
Name:
Title:

ENABLE OPPORTUNITY PARTNERS LP

By:	_______________________________
Name:
Title:

PIERCE DIVERSIFIED STRATEGY MASTER FUND LP

By:	_______________________________
Name:
Title: